UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2011

AEOLUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer Identification No.)

26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691
(Address of Principal Executive Offices, Including Zip Code)

949-481-9825
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 16, 2011, Aeolus Pharmaceuticals, Inc. (the “Company”) entered into a Subaward Agreement (the “Subaward Agreement”) with the Office of Research and Development of the University of Maryland, Baltimore (“UMB”), pursuant to which the Company engaged UMB to, among other things, develop a whole thorax lung irradiation model for use in studies supporting the licensure of AEOL 10150, the Company’s lead compound. The Company entered into the Subaward Agreement in furtherance of the Company’s efforts under the development agreement with the Office of Biomedical Research and Development Authority (“BARDA”) for the development of AEOL 10150 as a medical countermeasure against the pulmonary sub-syndrome of acute radiation syndrome that the Company announced on February 15, 2011 (the “BARDA Contract”).  The Subaward Agreement is a fixed fee agreement inclusive of all direct and indirect costs. The Company agreed to pay approximately $892,000 as an initial non-refundable payment, with remaining payments of up to approximately $2.7 million in the aggregate to be made upon the achievement of certain milestones set forth in the Subaward Agreement.

The term of the Subaward Agreement will continue through February 10, 2012, which is the end of the first year base period of performance under the BARDA Contract, provided that either party may terminate the Subaward Agreement with thirty days written notice to the other party.  In addition, if BARDA terminates the BARDA Contract, the Subaward Agreement will automatically terminate on the effective date of such termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2011	AEOLUS PHARMACEUTICALS, INC.

/s/ Russell Skibsted
Russell Skibsted
Senior Vice President & Chief Financial Officer